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                                                                   EXHIBIT 10.19

                                  ONCOR, INC.
                        MANAGEMENT CONTINUITY AGREEMENT


                 This Management Continuity Agreement (the "Agreement") is made and entered into effective as of September 29, 1997, by and between John Coker (the "Executive") and Oncor, Inc., a Maryland corporation (the "Company" or "Oncor").

                                    RECITALS

                 A. The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company and its stockholders to provide the Executive with the incentive to continue his employment with the Company and to motivate the Executive to maximize the value of the Company.

                 B. The Company has retained Lehman Brothers pursuant to a letter dated June 3, 1997 (the "Lehman Letter"), which contemplates the possibility of an acquisition of the Company by another company or other change of control. The Board recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board has further determined that it is in the best interests of the Company to provide incentives to the Executive to maximize the value of the Company in anticipation of any Change of Control.

                 C. The Board believes that it is imperative to provide the Executive with certain benefits upon a Change of Control, which benefits are intended to provide the Executive with financial security and provide sufficient incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control.

                 D. The Company and the Executive are currently parties to an employment letter agreement dated January 22, 1994 (the "Letter Agreement"). The provisions of the Letter Agreement relating to severance shall apply to all cases except cases relating to a Change of Control and covered by this Agreement, in which case this Agreement shall control. The Letter Agreement is hereby amended to change the time period during which Executive is entitled to receive the benefits after involuntary termination specified therein from nine months to 18 months. No other
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                          changes are contemplated or intended to the Letter
                          Agreement which shall otherwise remain in full force and effect.

                 E. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by the Executive, to agree to the terms provided herein.

                 NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Executive by the Company, the parties agree as follows:

                          1. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

                                  (a)      Affiliate.  "Affiliate" means any
                                           corporation, firm or partnership
                                           directly or indirectly controlled
                                           by, controlling or under common
                                           control with the Company.

                                  (b)      Base Compensation. "Base
                                           Compensation" shall mean base salary
                                           of the Executive, as adjusted from
                                           time to time by the Board, in its
                                           discretion.

                                  (c)      Cause.  "Cause" shall mean (i) any
                                           act of personal dishonesty taken by
                                           the Executive in connection with his
                                           responsibilities as an employee that
                                           is intended to result in substantial
                                           personal enrichment of the Executive
                                           or his associates at the expense of
                                           the Company or its stockholders,
                                           (ii) committing a felony or an act
                                           of fraud against the Company or its
                                           affiliates, (iii) continued
                                           violations by the Executive of the
                                           Executive's obligations under this
                                           Agreement which are willful and
                                           deliberate on the Executive's part
                                           after there has been delivered to
                                           the Executive a written demand from
                                           the Company to cease such
                                           activities; (iv) willful refusal by
                                           the Executive to carry out legally
                                           permissible instructions from the
                                           Company after the Executive has been
                                           given written notice by the Company
                                           of a failure to carry out such
                                           instructions and a reasonable
                                           opportunity to correct the
                                           situation; (v) failure of the
                                           Executive to follow written
                                           instructions of the Board after
                                           written notice of such failure and
                                           an opportunity for Executive for
                                           thirty days to cure any such
                                           failure; (vi) gross negligence in
                                           the






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                                           performance of the Executive's
                                           duties to the Company; (vii)
                                           repeated errors in judgment or poor
                                           performance that has subjected or
                                           subjects the Company to, a direct
                                           and significant negative impact on
                                           the Company, its financial status or
                                           business prospects, or (viii)
                                           Executive purposely makes negative
                                           and inaccurate comments about the
                                           Company in circumstances where such
                                           information becomes available to the
                                           public.

                                  (d)      Change of Control.  "Change of
                                           Control" shall mean a "Sale" of the
                                           Company as defined in the Lehman
                                           Letter, to wit:  A "Sale" of the
                                           Company shall mean any transaction
                                           or series or combination of
                                           transactions, other than in the
                                           ordinary course of business,
                                           whereby, directly or indirectly,
                                           control of or a majority interest in
                                           the Company or a majority of its
                                           assets, is transferred for
                                           consideration, including, without
                                           limitation, by means of a sale or
                                           exchange of capital stock or assets,
                                           a merger or consolidation, a tender
                                           or exchange offer, a leveraged
                                           buy-out or any similar transaction.

                                  (e)      Consideration.  "Consideration"
                                           shall mean the gross value of all
                                           cash, securities and other property
                                           paid directly or indirectly by an
                                           acquirer to a seller or sellers in
                                           connection with a Sale of the
                                           Company (including without
                                           limitation all amounts paid or
                                           distributed by the Company to the
                                           holders of capital stock of the
                                           Company and all amounts paid,
                                           distributed or issued to the holders
                                           of options, warrants, stock
                                           appreciation rights or similar
                                           rights or securities in the Company
                                           in connection with such Sale).  The
                                           value of any such securities
                                           (whether debt or equity) or other
                                           property shall be determined as
                                           follows: (i) the value of securities
                                           that are freely tradable in an
                                           established public market will be
                                           determined on the basis of the
                                           average closing market price on the
                                           last ten (10) trading days prior to
                                           the closing of such sale or other
                                           transaction; and (ii) the value of
                                           securities that are not freely
                                           tradable or have no established
                                           public market, and the value of
                                           consideration that consists of other
                                           property, shall be the fair market
                                           value thereof.  If the consideration
                                           to be paid is computed in any
                                           foreign currency, the value of such
                                           foreign currency for purposes hereof
                                           shall be converted into U.S. dollars
                                           at the






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                                           prevailing exchange rate on the date
                                           or dates on which such consideration
                                           is paid.

                                  (f) Disability. "Disability" shall mean that the Executive has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 180 days after its commencement, is determined to be permanent by a physician selected by the Company or its insurers and is acceptable to the Executive or the Executive's legal representative
                                           (agreement regarding acceptability
                                           not to be unreasonably withheld).
                                           Termination resulting from
                                           Disability may only be effected
                                           after at least 30 days' written
                                           notice to the Executive by the
                                           Company of its intention to
                                           terminate the Executive's
                                           employment.  In the event that the
                                           Executive resumes the performance of
                                           substantially all of his duties
                                           hereunder before the termination of
                                           his employment becomes effective,
                                           and continues to perform such duties
                                           for a period of at least 60 days,
                                           the notice of intent to terminate
                                           shall automatically be deemed to
                                           have been revoked.

                                  (g)      Involuntary Termination.
                                           "Involuntary Termination" shall mean
                                           the Executive's voluntary
                                           resignation after a Change in
                                           Control within 3 months of the
                                           occurrence of any of the following
                                           events:  (i) without the Executive's
                                           consent, the significant reduction
                                           of the Executive's duties or the
                                           removal of the Executive from his
                                           position and responsibilities as set
                                           forth in this Agreement; (ii)
                                           without the Executive's consent, a
                                           substantial reduction of the
                                           facilities and perquisites
                                           (including office space, support
                                           staff and location) available to the
                                           Executive unless substantially all
                                           of the Company's other employees of
                                           rank and responsibilities
                                           substantially similar to those of
                                           the Executive undergo substantially
                                           similar reductions; (iii) a
                                           reduction by the Company in the Base
                                           Compensation of the Executive as in
                                           effect immediately prior to such
                                           reduction unless substantially all
                                           of the Company's other employees of
                                           rank and responsibilities
                                           substantially similar to those of
                                           the Executive undergo substantially
                                           similar reductions; (iv) a material
                                           reduction by the Company in the kind
                                           or level of employee benefits to
                                           which the Executive is entitled with
                                           the result that the






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                                           Executive's overall benefits package
                                           is significantly reduced unless
                                           substantially all of the Company's
                                           other employees of rank and
                                           responsibilities substantially
                                           similar to those of the Executive
                                           undergo substantially similar
                                           reductions; or (v) the refusal by
                                           the Executive to relocate his
                                           principal place of employment to a
                                           facility or location more than 75
                                           miles from the Executive's then
                                           present location following a written
                                           demand from the Company to undertake
                                           such relocation.  An Involuntary
                                           Termination will also include (i)
                                           any purported termination of the
                                           Executive by the Company which is
                                           not effected by Disability or for
                                           Cause, as those terms are defined
                                           herein, or any purported termination
                                           for which the grounds relied upon
                                           are not valid under this Agreement,
                                           or (ii) the failure of the Company
                                           to obtain the assumption of this
                                           Agreement by any successors as
                                           contemplated in Section 10 below.

                 2. TERM OF AGREEMENT. This Agreement is effective on the 29th day of September, 1997, and shall continue in effect to and including June 3, 1998, unless extended by mutual agreement in writing (the "Term").

                 3.       EFFECTIVENESS UPON A SALE OF THE COMPANY.   The
                          provisions of Sections 3 through 8 of this Agreement shall become effective if, and only if, a Change in Control occurs and shall be effective from and after the date the Sale triggering a Change in Control occurs (the "Sale Date").

                          (a) The Executive agrees to remain an Oncor employee (or an employee of Oncor's successor after a sale) until six (6) months after the Sale Date or earlier termination by Oncor (other than in cases of death or Disability).

                 4. SEVERANCE BENEFITS. The Company shall continue to pay the Executive as compensation for his services his Base Compensation for a period of eighteen (18) months after the later of (a) the Sale Date or (b) the date of termination of employment pursuant to
                          Section 3(a) at the request of Oncor or by Involuntary Termination, payable at normal payroll intervals. These payments will continue after employment ceases if the Executive is terminated without Cause or if the Executive terminates employment as an Involuntary Termination, but not if the Executive terminates employment as other than an Involuntary Termination.






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                 5.       EXECUTIVE BENEFITS.  After the Sale Date, the
                          Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company and applicable to other key executives of the Company, including, without limitation, retirement plans, savings or profit-sharing plans, stock options plans, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and similar programs or plans, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question, to the determination of any committee administering such program or plan and to the terms of this Agreement.

                 6.       ADDITIONAL SEVERANCE BENEFITS PROVISIONS.

                          (a) Termination for Cause. Notwithstanding anything else contained in this Agreement, if the Company terminates the Executive's employment for Cause, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement except for those benefits, if any, as then established under the Company's then existing severance and benefit plans and policies at the time of such termination.

                          (b) Medical, Life and Disability Benefits. In the event and during the term the Executive is entitled to severance benefits pursuant to this Agreement, then in addition to such severance benefits, the Executive shall receive Company-paid health, life and disability insurance coverage to the same extent provided to such Executive immediately prior to the Executive's termination (the "Company-Paid Coverage") for Eighteen (18) months after (i) the later of (A) the Sale Date or (B) the date of termination of employment pursuant to Section 3(a) at the request of Oncor or by Involuntary Termination; or (ii) until the Executive becomes covered under another employer's group health, life or disability insurance plan, whichever occurs first. If the Executive's health, life and disability insurance coverage included the Executive's dependent(s) immediately prior to the Executive's termination, such dependent(s) shall also be covered at Company expense for the same period during which Executive is covered. For purposes of the continuation health coverage covered under the federal statute known as COBRA, the date of the "qualifying event" triggering the Executive's Election Period (and that of his qualifying beneficiaries) shall be the last date on which the






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                                  Executive receives Company-Paid Coverage
                                  under this Agreement.

                          (c) Death. If the Executive's employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement except for those benefits (if any) as then established under the Company's then existing severance and benefits plans and policies at the time of death.

                          (d) Incentive Compensation. Upon consummation of a Sale, the Executive shall receive a cash payment of at least One Hundred and Twenty Five Thousand Dollars ($125,000) (the "Payment"). If the Consideration paid in a Sale of the Company is above One Hundred Million Dollars ($100,000,000), the Payment will be increased by .125% of the Consideration up to One Hundred and Thirty Million Dollars ($130,000,000), by .175% of
                                  the total Consideration from One Hundred and Thirty Million Dollars ($130,000,000) to One Hundred and Sixty-Five Million Dollars ($165,000,000), and by .25% of the
                                  Consideration in excess of One Hundred and Sixty Five Million Dollars ($165,000,000). There will be no payment upon a strategic transaction as defined in the Lehman Letter. Such payment shall be made as soon as reasonably practicable after the Sale Date, but in any event within 30 days thereafter.

                          (e) For the avoidance of doubt, nothing in this Agreement shall amend or affect the full acceleration of vesting of Executive's stock options under Oncor's 1992 Stock Option Plan, as amended (the "Plan"), which occurs upon a Corporate Transaction, as defined in the Plan.

                 7. NO OTHER BENEFIT. In connection with the provisions in this Agreement, the Executive acknowledges and agrees that he has no other claims or agreements relating to remuneration or compensation from the Company other than the Letter Agreement.

                 8. UNAUTHORIZED DISCLOSURE; PROHIBITED AND COMPETITIVE ACTIVITIES.

                          (a) The Executive understands and agrees that due to the Executive's position with the Company, both prior to and subsequent to the effective date of this Agreement, the Executive has been and will be exposed to, and has received and






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                                  will receive, confidential and proprietary
                                  information of the company relating to the Company's business affairs (collectively, the "Trade Secrets"), including, but not limited to, technical information, product information and formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits, and other forms of information considered by the Company to be proprietary and confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Executive's duties, services and responsibilities hereunder may require disclosure, and except as such information
                                  (i) was known to the Executive prior to his employment by the Company, or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this paragraph, the Executive agrees that during his employment with the Company and at all times thereafter the Executive will keep such Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company or use such information for the benefit of himself or any third person or entity without the prior written consent of the Company. This confidentiality restriction, has no temporal, geographical or territorial restrict, provided, however, that if in the written opinion of counsel, the Executive is legally compelled to disclose Trade Secrets to any tribunal of only those Trade Secrets which such counsel advises in writing are legally required to be disclosed shall not constitute a Prohibited Activity provided that the Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable.

                          (b) On the effective date of any termination of the Executive's employment with the Company, the Executive will promptly supply to the Company all property, including, but not limited to, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae, or any other tangible product or document, and any and all copies, duplicates or reproductions thereof, which has been produced by, received by or otherwise submitted to the Executive in the course of his employment with the Company.






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                          (c)     The Executive and the Company recognize that
                                  due to the nature of the Executive's position with the Company and the relationship of the Executive and the Company, both prior to and subsequent to the date of this Agreement, the Executive has had and will have access to, has had and will acquire, and has assisted and may continue to assist in developing confidential and proprietary information relating to the business and operations of the Company and its affiliates, including Trade Secrets. The Executive acknowledges that such information has been and will be of central importance to the business of the Company and its affiliates and that disclosure of it to, or its use by, others (including, without limitation, the Executive, other than in furtherance of the Company's business and affairs ), could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties has been to develop goodwill for the Company and its affiliates through his personal contact with Customers (as defined below), employees, and others having business relationships with the Company, and that there is a danger that this goodwill, a proprietary asset of the Company, may follow the Executive if and when his relationship with the Company is terminated. The Executive accordingly agrees that, during the balance of his employment with the Company, and for a period of one (1) year after the Sale Date, he will not:

                                  (i)      directly or indirectly, whether for
                                           his own account or for the account
                                           of any other person or entity,
                                           solicit, divert, or endeavor to
                                           entice away Customers from the
                                           Company or any entity controlled by
                                           the Company, or otherwise engage in
                                           any activity intended to terminate,
                                           disrupt, or interfere with the
                                           Company's or any of its affiliates'
                                           relationship with Customers, or
                                           otherwise adversely affect the
                                           Company's or any of its affiliates'
                                           relationship with Customers or other
                                           business relationships of the
                                           Company or any affiliate thereof;

                                  (ii)     publish or make any statement
                                           critical of the Company or any
                                           shareholder, officer, director or
                                           affiliate, or in any way adversely
                                           affect or otherwise malign the
                                           business or personal reputation of
                                           any of such parties;

                                  (iii)    directly or indirectly solicit any
                                           person who, at the time of such
                                           solicitation, is employed by the
                                           Company or any






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                                           affiliate thereof, for employment at
                                           any employer other than the Company,
                                           or recommend to any subsequent
                                           employer of the Executive the
                                           solicitation for employment of any
                                           such employee of the company or
                                           affiliate;

                                  (iv)     engage in any "Competitive
                                           Activity," as defined below.

                          (d) Customers. "Customers" shall mean those persons or entities who, at any time during the Executive's employment with the Company, and/or during the period one (1) year after the termination of the Executive's employment, are or were customers or clients of the Company or any affiliate thereof or any predecessor of any of the foregoing.

                          (e) Competitive Activity. "Competitive Activity" means engaging in any of the following activities, singly or in any combination:

                                  (i)      serving as a director of a
                                           "Competitor" (as defined below);

                                  (ii)     directly or indirectly either
                                           controlling any Competitor, or
                                           owning any equity or debt interests
                                           in any Competitor (other than equity
                                           or debt interests which are publicly
                                           traded and, at the time of any
                                           acquisition, do not exceed five
                                           percent (5%) of the particular class
                                           of interests outstanding, it being
                                           understood that, if interests in any
                                           Competitor are owned by an
                                           investment vehicle or other entity
                                           in which the Executive owns an
                                           equity interest, a portion of the
                                           interests in such Competitor owned
                                           by such entity shall be attributed
                                           to the Executive, such portion shall
                                           be determined by applying the
                                           percentage of the equity interest in
                                           such entity owned by the Executive
                                           to the interests in such Competitor
                                           owned by such entity);

                                  (iii)    employment by, including serving as
                                           an officer or partner of, providing
                                           consulting services to (including,
                                           without limitation, as an
                                           independent contractor), or,
                                           managing or operating the business
                                           or affairs of any Competitor; or






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                                  (iv)     participating in the ownership,
                                           management, operation or control of
                                           or being connected in any manner
                                           with any Competitor.

                          (f) Competitor. "Competitor" means any person (other than the Company or any of its affiliates) that competes, either directly or indirectly, with any of the business conducted by the Company or any of its affiliates in the United States, such business being, without limitation, those related to the development, production and marketing of cancer-oriented genetic probes, related reagents, molecular biology products and diagnostic products for the detection and management of certain cancers.

                          (g) Remedies. The Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threatened breach, the Company shall be entitled to an immediate inunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Company shall have the right to seek injunctive or other relief for the breach or threatened breach by the Executive of this Section 8 in any court of competent jurisdiction. The provisions of this Section 8 shall survive any termination of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements in this Section 8.

                 9. LIMITATION ON PAYMENTS. To the extent that any of the payments and benefits provided for this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, as amended, and, but for this Section 9, would be subject to the excise tax provided for by






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                          Section 4999 of that Code, then the Executive's
                          benefits under Sections 3 through 7 above, as applicable, shall be payable either

                          (a)     in full, or

                          (b) as to such lesser amount as would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

                          whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed under Section 4999, results in the receipt by the Executive on an after-tax basis of the greatest amount of severance benefits under Sections 3 through 7 above, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999. Unless the Company and the Executive otherwise agree in writing, any determination required under this
                          Section 9 shall be made in writing by an independent public accounting firm reasonably acceptable to the Company other than that used by the Company (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations provided for by this Section 9. Executive may elect at his option which such benefits to reduce to meet the requirements of Section 9.

                 10.      SUCCESSORS.

                          (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase of stock, purchase of assets, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the






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                                  absence of a succession.  For all purposes
                                  under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law.

                          (b) Executive's Successors. Except as otherwise specifically provided in this Agreement, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, devicees and legatees.

                 11.      NOTICE.

                          (a)     General.  Notices and all other
                                  communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                          (b) Notice of Termination. Any termination by the Company for Cause shall be communicated by a written notice of termination to the Executive hereto given in accordance with the notice provisions of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances that provide a basis for termination under the provision so indicated, and shall specify the termination date.

                 12.      MISCELLANEOUS PROVISIONS.

                          (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                          (b)     Whole Agreement.  No agreements,
                                  representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

                          (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland.

                          (d)     Severability.  The invalidity or
                                  unenforceability of any provision or
                                  provisions of this Agreement shall not effect the validity or enforceability of any other provision herein, which shall remain in full force and effect.

                          (e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or operation of law, including, without limitation, bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this paragraph shall be void.

                          (f) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                          (g) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.






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
                          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which other will constitute one and the same instrument.


                 IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.



                            ONCOR, INC.



                            By: /s/ Cecil Kost
                               -------------------------------------------

                            Title: President and Chief Operating Officer
                                  ----------------------------------------


                            EXECUTIVE



                            By: /s/ John L. Coker
                               -------------------------------------------

                            Title: Vice President
                                  ----------------------------------------





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